Exhibit 99.1

Boston, United States Sydney, Australia 20 July 2020 AEST Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com

Non – Binding Term Sheet for US$10 Million Proposed Financing

and Planned Restructuring of Board of Directors

BOSTON and SYDNEY — 20 July 2020 — GI Dynamics® Inc. (ASX:GID) (‘GI Dynamics” or the “Company”), a medical device company that is developing EndoBarrier® for patients with type 2 diabetes and obesity, provides the following update regarding the signing of a non-binding term sheet for a proposed $10 million financing and proposed changes to the Company’s Board of Directors, following its delisting from the Official List of the Australian Securities Exchange (“ASX”). All dollar amounts referred to in this announcement are U.S. Dollars.

Non-binding term sheet signed for proposed $10 million financing

The Company is pleased to announce that it has executed a non-binding term sheet with Crystal Amber Fund Limited, the Company’s majority stockholder and a Related Party for ASX purposes (“Crystal Amber”), pursuant to which Crystal Amber would act as lead investor in a proposed private offering of shares of Series A Preferred Stock for aggregate gross proceeds of $10 million (the “Proposed Financing”). The Series A Preferred Stock will be a new class of the Company’s capital stock, to be created subject to stockholder approval.

The Proposed Financing, if it proceeds, would involve the issue of Series A Preferred Stock, valued at an expected price of approximately $0.1756 per share (“Original Issue Price”), in the following closings:

Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com	1.	An initial close consisting of a) the conversion of the convertible note issued to Crystal Amber on 18 June 2020 (“2020 Convertible Note”) in which the principal amount of $750,000 plus all unpaid accrued interest will convert into shares of Series A Preferred Stock at a conversion price equal to 80% of the Original Issue Price; and b) a further subscription by Crystal Amber for an additional number of shares of Series A Preferred Stock at the Original Issue Price to bring the gross proceeds of the initial close to $5 million (“Close 1”). Close 1 is expected to occur in the middle of August 2020;

Boston, United States Sydney, Australia 20 July 2020 AEST	2.	A subsequent close or closes, consisting of the sale of $5 million of shares of Series A Preferred Stock on the same terms as Close 1, which will be initially offered to existing as well as new investors. Crystal Amber will purchase any shares not subscribed for by other investors, up to the entire $5 million, on or before 31 October 2020.

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

The capitalization of the Company after the Proposed Financing, if it occurs, is expected to include an allotment of shares of common stock that will be reserved for the Company’s 2020 Stock Incentive Plan, which is currently being developed.

The complete summary of the terms of the Proposed Financing is placed at the end of this announcement.

Governance and Proposed Resignation of the Board of Directors

The four current members of the Board have announced their intention to resign after the Company is removed from the Official List of ASX.

Prior to resigning, the members of the Board will appoint at least one new member to serve on the Board. The Company will provide further disclosure regarding the exact timing of each director’s departure as such information becomes available.

In recent years, the Company has gained Investigational Device Exemption approval for the pivotal trial of EndoBarrier in the United States (STEP-1 trial), initiated enrollment in the STEP-1 trial, secured a partnership with Apollo Hospitals for a joint venture partnership and pivotal trial in India (I-STEP trial), generated significant progress towards a CE mark with the Company’s new notified body, created a world-class Scientific Advisory Board with world leaders in the treatment of metabolic disorders, continued to release new EndoBarrier efficacy data, continued to refine the EndoBarrier procedure, and expanded the Company’s intellectual property portfolio.

Boston, United States Sydney, Australia 20 July 2020 AEST

“We are pleased with GI Dynamics’ progress under the leadership of Scott Schorer and his dedicated team,” said Dan Moore, chairman of the Board of GI Dynamics. “EndoBarrier has shown to be an effective treatment for many patients who suffer from type 2 diabetes, obesity, and associated metabolic disorders. We thank Crystal Amber for continuing to provide financing for the company and believe GI Dynamics is well positioned as a private company to deliver on the promise of EndoBarrier therapy.”

Summary of Terms of Proposed Financing

Conditions Precedent

It is currently proposed that the closing of the Proposed Financing, if it occurs, be conditional on a number of matters, including but not limited to the following:

●	the Company obtaining all necessary stockholder approvals for the issuance of the shares the subject of the Proposed Financing, which will include obtaining approval to increase the Company’s authorized share capital and to create the new class of shares (being the Series A Preferred Stock);

●	the Company’s removal from the Official List of ASX (“Delisting”), which is due to occur on Wednesday 22 July 2020 (AEST);

●	after Delisting has occurred, a restructuring of an outstanding convertible note and warrant currently held by Crystal Amber as follows:

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com	●	the outstanding convertible note issued to Crystal Amber on 21 August 2019 being replaced with a new convertible promissory note (“August 2020 Note”). The August 2020 Note will accrue interest at a rate of 5% per annum, compounded annually, with a maturity date of 30 June 2022 and will be convertible into shares of common stock at a conversion price of 200% of the Original Issue Price per share of the Series A Preferred Stock; and
Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com	●	the warrant issued on 13 January 2020 to Crystal Amber being cancelled and, at the same time, the Company will seek to cancel all other warrants, options, performance stock units, and similar rights other than vested stock options.

Boston, United States Sydney, Australia 20 July 2020 AEST

Proposed Rights Attaching to the Series A Preferred Stock

The rights and preferences of the Series A Preferred Stock to be issued under the Proposed Financing will be detailed in a proxy statement to be provided to stockholders of the Company once definitive agreements have been entered into in respect of the Proposed Financing. These rights and preferences are currently expected to include the following:

Liquidation Preference: In the event of a Liquidation Event, as defined in the definitive transaction documents, the proceeds shall be distributed to the stockholders in the following priority:

●	holders of shares of Series A Preferred Stock shall receive payment equal to 120% of the Original Issue Price plus any declared (but unpaid) dividends due on each share of Series A Preferred Stock; then,
●	any remaining proceeds shall be paid in accordance with the rights attaching to any additional preference stock on issue at the time of liquidation; then,
●	any remaining proceeds shall be paid on a pro rata basis to all common stockholders.

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

Conversion Rights: The shares of Series A Preferred Stock will automatically convert into shares of common stock on the earlier of (i) a majority vote of the holders of shares of Series A Preferred Stock or (ii) the consummation of an underwritten public offering with aggregate gross proceeds of greater than $100 million. The Series A Preferred Stock will initially convert 1:1 to common stock and will be adjusted on a broad-based weighted average basis in the event of an issuance below the Original Issue Price of the Series A Preferred Stock, subject to customary exceptions.

Future Rights: The Series A Preferred Stock will be given the same rights as the next series of preferred stock to be issued by the Company.

Board of Director Appointment Rights: Holders of Series A Preferred Stock will have the right to appoint two members of the Board of Directors of the Company (the “Board”), one of whom will be independent of the Crystal Amber management team. The Board may appoint additional directors with super-majority consent (still to be defined) of the then current Board members. The total number of directors to be appointed subsequent to the Delisting and Close 1 occurring under the Proposed Financing has yet to be determined.

Boston, United States Sydney, Australia 20 July 2020 AEST

Additional Rights of Investors that Own More than 1 Million Shares of Common Stock (“Major Investors”)

The term sheet also outlines the following proposed additional rights for Major Investors:

Rights of First Offer: Prior to any public offering, each Major Investor shall have a pro rata right, but not an obligation, based on their percentage equity ownership of the fully-diluted capitalization of the Company to participate in subsequent financings of the Company, other than customary excluded issuances.

Information Rights: Each Major Investor shall receive standard information rights including standard inspection rights as well as rights to receive audited financial reports, quarterly and monthly unaudited financial reports, the annual budget, and business plans on customary timelines and upon request of the Major Investors. Audited financial reports shall be prepared by an accounting firm of national standing.

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

Right of First Refusal and Co-Sale: Major Investors will have a right of first refusal and the right to participate in and on a pro rata basis in transfers of any shares of the Company owned by stockholders who own more than 1% of Company’s issued and outstanding capital.

Use of Proceeds

Should the Proposed Financing occur, the funds raised are intended to be used for operations and to support the strategic priorities of the Company, which include attaining a CE mark for EndoBarrier, initiation of the I-STEP trial in India and resumption of the U.S. STEP-1 pivotal trial pending the removal of COVID-19 related restrictions.

Boston, United States Sydney, Australia 20 July 2020 AEST

Term Sheet Non-Binding

As the term sheet is a non-binding document, stockholders should note there is no guarantee that the Proposed Financing will proceed on the terms outlined in this announcement or at all.

This announcement has been authorized for release by Charles Carter, chief financial officer and company secretary of GI Dynamics.

About GI Dynamics

GI Dynamics®, Inc. (ASX:GID) is the developer of EndoBarrier®, the first endoscopically delivered medical device for the treatment of type 2 diabetes and the reduction of obesity. EndoBarrier is not approved for sale and is limited by federal law to investigational use only. EndoBarrier is subject to an Investigational Device Exemption by the FDA in the United States and is entering concurrent pivotal trials in the United States and India.

Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information please visit the Company website at www.gidynamics.com.

Forward-Looking Statements

This announcement may contain forward-looking statements. These statements are based on management’s current estimates and expectations of future events as of the date of this announcement. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements.

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

These risks and uncertainties include, but are not limited to, risks associated with the Company’s ability to negotiate and consummate the Proposed Financing, the Company’s ability to continue to operate as a going concern; the ability of the Company, its critical vendors, and key regulatory agencies to resume operational capabilities subsequent to the removal of COVID-19 pandemic restrictions; the Company’s ability to continue to operate as a going concern; the Company’s ability to raise sufficient additional funds to continue operations, including the successful closing of the Proposed Financing and delisting from the ASX; the Company’s ability to conduct the planned pivotal trial of EndoBarrier in the United States (STEP-1); the Company’s ability to execute STEP-1 under the FDA’s Investigational Device Exemption; the Company’s ability to enlist clinical trial sites and enroll patients in accordance with STEP-1; the risk that the FDA stops STEP-1 early as a result of the occurrence of certain safety events or does not approve an expansion of STEP-1; the Company’s ability to enroll patients in accordance with I-STEP; the Company’s ability to secure a CE Mark; obtaining and maintaining regulatory approvals required to market and sell the Company’s products; the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; intellectual-property risk; risks related to excess inventory; risks related to assumptions regarding the size of the available market; the benefits of the Company’s products; product pricing; timing of product launches; future financial results; and other factors, including those described in the Company’s filings with the SEC.

Given these uncertainties, one should not place undue reliance on these forward-looking statements. The Company does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless it is required to do so by law.

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